                                                           OMB APPROVAL
                                                   OMB Number:        3235-0145
                                                   Expires:    October 31, 1997
                                                   Estimated average burden
                                                   hours per response . . .14.90

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                         Sterigenics International, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    85915R105
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 34 Pages

CUSIP NO.      85915R105               13G                       PAGE  2  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Ventures III, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 34 Pages

CUSIP NO.      85915R105               13G                       PAGE  3  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners III, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 34 Pages

CUSIP NO.      85915R105               13G                       PAGE  4  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Investors II, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited Partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 34 Pages

CUSIP NO.      85915R105               13G                       PAGE  5  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stamps, Woodsum & Co. III
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Massachusetts general partnership

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 34 Pages

CUSIP NO.      85915R105               13G                       PAGE  6  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 34 Pages

CUSIP NO.      85915R105               13G                       PAGE  7  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stephen G. Woodsum
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 34 Pages

CUSIP NO.      85915R105               13G                       PAGE  8  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Gregory M. Avis
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 34 Pages

CUSIP NO.      85915R105               13G                       PAGE  9  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                John A. Genest
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 34 Pages

CUSIP NO.      85915R105               13G                      PAGE  10  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Martin J. Mannion
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION


       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 34 Pages

CUSIP NO.      85915R105               13G                      PAGE  11  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Ernest K. Jacquet
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 34 Pages

CUSIP NO.      85915R105               13G                      PAGE  12  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Bruce R. Evans
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 34 Pages

CUSIP NO.      85915R105               13G                      PAGE  13  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas S. Roberts
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 13 of 34 Pages

CUSIP NO.      85915R105               13G                      PAGE  14  OF  34

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Walter G. Kortschak
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                                 0 shares
   NUMBER OF
                   -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               736,630 shares
                   -------------------------------------------------------------
      EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                      0 shares
                   -------------------------------------------------------------
      WITH         8    SHARED DISPOSITIVE POWER

                           736,630 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                736,630 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 14 of 34 Pages

                                  Schedule 13G


Item 1(a).        Name of Issuer: Sterigenics International, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  4020 Clipper Court, Freemont, CA  94538

Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts and Walter G. Kortschak.

                  Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III and Summit Investors II, L.P.

Item 2(b).        Address of Principal Business Office or, if None,
                  Residence: The address of the principal business office of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans and Roberts is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures III, L.P., Summit Partners III, L.P. and Summit Investors II, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak is a United States citizen.

Item 2(d).        Title of Class of Securities:  Common Stock, $.001 par value

Item 2(e).        CUSIP Number:85915R105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a) [ ] Broker or Dealer registered under
                          Section 15 of the Securities Exchange Act of
                          1934 (the "Act").


                              Page 15 of 34 Pages

                  (b)    [ ]       Bank as defined in Section 3(a)(6) of the Act.

                  (c)    [ ]       Insurance Company as defined in Section 3(a)(19) of the Act.

                  (d)    [ ]       Investment Company registered under Section 8 of the Investment
                                   Company Act of 1940.

                  (e)    [ ]       Investment Adviser registered under Section 203 of the Investment
                                   Advisers Act of 1940.

                  (f)    [ ]       Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment
                                   Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g)    [ ]       Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

                  (h)    [ ]       Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                  Not Applicable.

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., and Stamps, Woodsum & Co. III (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 736,630 shares of Common Stock as of December 31, 1997. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 736,630 shares of Common Stock as of December 31, 1997.

                        As of December 31, 1997, Summit Ventures III, L.P. was the record owner of 727,095 shares of Common Stock. As of December 31, 1997, Summit Investors II, L.P. was the record owner of 9,535 shares of Common Stock. (The shares held of record by Summit Ventures III, L.P. and Summit Investors II, L.P. are referred to herein collectively as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own


                              Page 16 of 34 Pages
                        beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 736,630 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III and Summit Investors II, L.P., each of Messrs. Stamps, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 736,630 shares of Common Stock. Messr.

                  (b)   Percent of Class:

                        Summit Ventures III, L.P.:  10.7%
                        Summit Partners III, L.P.:  10.7%
                        Summit Investors  II, L.P.:  10.7%
                        Stamps, Woodsum & Co. III:  10.7%
                        E. Roe Stamps, IV:  10.7%
                        Stephen G. Woodsum:  10.7%
                        Gregory M. Avis:  10.7%
                        Martin J. Mannion:  10.7%
                        John A. Genest:  10.7%
                        Ernest K. Jacquet:  10.7%
                        Bruce R. Evans:  10.7%
                        Walter G. Kortschak:  10.7%
                        Thomas S. Roberts:  10.7%

                        The foregoing percentages are calculated based on the 6,829,039 shares of Common Stock reported to be outstanding as of November 11, 1997 in a Quarterly Report on Form 10-Q/A for Sterigenics International, Inc. for the quarter ended September 30, 1997, as adjusted pursuant to Rule 13d-3(d)(1).

                  (c)   Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                        (ii)   shared power to vote or to direct the vote:

                               Summit Ventures III, L.P.:  736,630 shares
                               Summit Partners III, L.P.:  736,630 shares
                               Summit Investors II, L.P.:  736,630 shares
                               Stamps, Woodsum & Co. III:  736,630 shares
                               E. Roe Stamps, IV:  736,630 shares
                               Stephen G. Woodsum:  736,630 shares
                               Gregory M. Avis:  736,630 shares



                              Page 17 of 34 Pages

                               Martin J. Mannion:  736,630 shares
                               John A. Genest:  736,630 shares
                               Ernest K. Jacquet:  736,630 shares
                               Bruce R. Evans:  736,630 shares
                               Walter G. Kortschak:  736,630 shares
                               Thomas S. Roberts:  736,630 shares

                        (iii) sole power to dispose or direct the disposition of:

                               0 shares for each reporting person

                        (iv) shared power to dispose or direct the disposition of:

                               Summit Ventures III, L.P.:  736,630 shares
                               Summit Partners III, L.P.:  736,630 shares
                               Summit Investors II, L.P.:  736,630 shares
                               Stamps, Woodsum & Co. III:  736,630 shares
                               E. Roe Stamps, IV:  736,630 shares
                               Stephen G. Woodsum:  736,630 shares
                               Gregory M. Avis:  736,630 shares
                               Martin J. Mannion:  736,630 shares
                               John A. Genest:  736,630 shares
                               Ernest K. Jacquet:  736,630 shares
                               Bruce R. Evans:  736,630 shares
                               Walter G. Kortschak:  736,630 shares
                               Thomas S. Roberts:  736,630 shares

                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Superior Services, Inc. except in the case of Summit Ventures III, L.P., for the 727,095 shares which it holds of record, and in the case of Summit Investors II, L.P., for the 9,535 shares which it holds of record.


Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


                              Page 18 of 34 Pages

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 19 of 34 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 10, 1998

SUMMIT VENTURES III, L.P.                                         *
                                                    ----------------------------
                                                    E. Roe Stamps, IV
By:   Summit Partners III, L.P.

By:   Stamps, Woodsum & Co. III                                   *
                                                    ----------------------------
                                                    Stephen G. Woodsum

      By:             *
         ----------------------------
         E. Roe Stamps, IV                                        *
         General Partner                            ----------------------------
                                                    Gregory M. Avis

SUMMIT INVESTORS II, L.P.
                                                                  *
                                                    ----------------------------
                                                    Martin J. Mannion
      /s/ John A. Genest
By:   ----------------------------                  /s/ John A. Genest
      General Partner                               ----------------------------
                                                    John A. Genest

SUMMIT PARTNERS III, L.P.
                                                                  *
                                                    ----------------------------
By:   Stamps, Woodsum & Co. III                     Ernest K. Jacquet


      By:        *                                                *
         ----------------------------               ----------------------------
         E. Roe Stamps, IV                          Bruce R. Evans
         General Partner

STAMPS, WOODSUM & CO. III                                         *
                                                    ----------------------------
                                                    Walter G. Kortschak


By:           *                                                   *
      ----------------------------                  ----------------------------
      E. Roe Stamps, IV                             Thomas S. Roberts
      General Partner


                              Page 20 of 34 Pages

                                                *By: /s/ John A. Genest
                                                    ----------------------------
                                                    John A. Genest,
                                                    Attorney-in-Fact

----------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.



                              Page 21 of 34 Pages

                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Superior Services, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 10th day of February, 1998.

SUMMIT VENTURES III, L.P.                                         *
                                                    ----------------------------
                                                    E. Roe Stamps, IV
By:   Summit Partners III, L.P.

By:   Stamps, Woodsum & Co. III                                   *
                                                    ----------------------------
                                                    Stephen G. Woodsum

      By:              *
         ----------------------------
         E. Roe Stamps, IV                                        *
         General Partner                            ----------------------------
                                                    Gregory M. Avis


SUMMIT INVESTORS II, L.P.                                         *
                                                    ----------------------------
                                                    Martin J. Mannion


By:   /s/ John A. Genest                            /s/ John A. Genest
   ----------------------------                     ----------------------------
      General Partner                               John A. Genest


SUMMIT PARTNERS III, L.P.                                         *
                                                    ----------------------------
                                                    Ernest K. Jacquet
By:   Stamps, Woodsum & Co. III

                                                                  *
                                                    ----------------------------
      By:              *                            Bruce R. Evans
         ----------------------------
         E. Roe Stamps, IV
         General Partner


                              Page 22 of 34 Pages

STAMPS, WOODSUM & CO. III                                         *
                                                    ----------------------------
                                                    Walter G. Kortschak

By:                 *                                             *
   ----------------------------                     ----------------------------
   E. Roe Stamps, IV                                Thomas S. Roberts
   General Partner


                                                *By:/s/ John A. Genest
                                                    ----------------------------
                                                    John A. Genest,
                                                    Attorney-in-Fact


----------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 23 of 34 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                              Page 24 of 34 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  E. Roe Stamps, IV
                                        ---------------------------------------
                                        E. Roe Stamps, IV

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 25 of 34 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Stephen G. Woodsum
                                        ---------------------------------------
                                        Stephen G. Woodsum

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Stephen
G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 26 of 34 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Martin J. Mannion
                                        ---------------------------------------
                                        Martin J. Mannion

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 27 of 34 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ John A. Genest
                                        ---------------------------------------
                                        John A. Genest

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came John A. Genest, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 28 of 34 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Gregory M. Avis
                                        ---------------------------------------
                                        Gregory M. Avis

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Katherine C. Ely
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  May 28, 2000


                              Page 29 of 34 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Ernest K. Jacquet
                                        ---------------------------------------
                                        Earnest K. Jacquet

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Earnest
K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 30 of 34 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Thomas S. Roberts
                                        ---------------------------------------
                                        Thomas S. Roberts

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 31 of 34 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Bruce R. Evans
                                        ---------------------------------------
                                        Bruce R. Evans

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 32 of 34 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Walter G. Kortschak
                                        ---------------------------------------
                                        Walter G. Kortschak

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Katherine C. Ely
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  May 28, 2000



                              Page 33 of 34 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.



                                        /s/  Joseph F. Trustey
                                        ---------------------------------------
                                        Joseph F. Trustey

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/  Cynthia R. Freidman
                                        ---------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000

                              Page 34 of 34 Pages